EXHIBIT 99.1

CHENIERE ENERGY PARTNERS, L.P. NEWS RELEASE

Cheniere Partners Announces Closing of $1.5 Billion Senior Secured Notes due 2021 by Sabine Pass Liquefaction
Houston, Texas - February 1, 2013 - Cheniere Energy Partners, L.P. (“Cheniere Partners”) (NYSE MKT: CQP) announced today that its wholly owned subsidiary, Sabine Pass Liquefaction, LLC ("Sabine Liquefaction"), has closed the previously announced private placement of $1.5 billion aggregate principal amount of its 5.625% Senior Secured Notes due 2021 (“SPL 2021 Notes”).
Sabine Liquefaction intends to use the net proceeds from the offering to pay capital costs in connection with the construction of the first two LNG liquefaction trains at its facility in Cameron Parish, Louisiana and fees and expenses incurred in connection with the offering.  The net proceeds will be used in lieu of a portion of Sabine Liquefaction's $3.6 billion Term Loan A Credit Facility.  The SPL 2021 Notes are pari passu in right of payment with all existing and future Senior Debt of Sabine Liquefaction, including borrowings under the Term Loan A Credit Agreement.
This press release shall not constitute an offer to sell or a solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale of these securities would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
Forward-Looking Statements
This press release contains certain statements that may include “forward-looking statements” within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical fact, included herein are “forward-looking statements.” Included among “forward-looking statements” are, among other things, statements regarding Cheniere Partners' business strategy, plans and objectives, including the use of proceeds from the offering.  Although Cheniere Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Partners' actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Partners' periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Partners does not assume a duty to update these forward-looking statements.

CONTACTS:
Investors: Christina Burke: 713-375-5104, Nancy Bui: 713-375-5280
Media: Diane Haggard: 713-375-5259